EXHIBIT 99.2




CORPORATE PARTICIPANTS

NELSON CHAI
 NYSE GROUP - EVP AND CFO


GARY STEIN
 NYSE GROUP - VP AND HEAD OF INVESTOR RELATIONS


PRESENTATION


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RICHARD HERR - KEEFE, BRUYETTE & WOODS


I'd like to welcome you who are coming back for the second day of KBW's third annual Securities Brokerage Conference. I particularly appreciate you coming in so early at 7:30 to get an early start on what's going to be a very, very cool day of meetings and presentations.

I thought I'd start it off with a headliner, with New York Stock Exchange Group. Few companies have experienced as much change as the NYSE Group in the last few years, from the announcement of NYSE Hybrid Trading, to the merger with Archipelago, to the announcement of the Euronext merger. Few companies have been as active as the New York Stock Exchange Group, and few look as different as they did only a few years ago.

This morning, I would like to introduce Nelson Chai, Executive Vice President and CFO of the NYSE Group.

Nelson?


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NELSON CHAI - NYSE GROUP - EVP AND CFO


Thank you. First of all, there is an over-under between how many people would be here at 7:30. So the good news is, is that while we can't accept gifts, we are happy to get our winnings. But, anyway, I do thank you for coming in early. I know it's raining and that it's early, but I'm very happy to be here to talk again about the New York Stock Exchange.

For those of you I continue to see at the different conferences and stuff, there will be some stuff that you've seen before, but hope that there will be some new stuff, as well, as we talk about it. And, obviously, I'm going to leave a lot of time for Q&A, because there seems to be a fair amount of questions as we continue down the path Rich mentioned.

I'll start off with some of the highlights. I think everybody has seen this before, and I think you know who we are. We are by far the largest exchange in the world. We have a global brand that is a huge asset for us, especially as we continue down our growth plan. We obviously have a very diversified product group, products and services, as I'll spend a little time on. I think that's probably the most misunderstood part of our portfolio today, that we are not just a place for listed trading that gets done at the floor of the New York Stock Exchange.

We're very well positioned for growth. I think you've seen that in our quarterly results. I think we'll continue to talk about some of the key areas where we think we have growth, and we think our management team is the best one out there.

In terms of the strategic vision, I think Rich talked a little bit about some of the transformation going on, and really what we're doing right now is two things. The first is really transforming the New York Stock Exchange. It started a couple years ago when John Thain showed up there and really the first thing he did was he announced at that time, two years ago, that we were going to launch this Hybrid Market initiative, which we're in the middle of and I will update everybody on through this discussion today.


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NOV. 2. 2006 / 7:30 AM ET, NYX - NYSE GROUP AT KEEFE, BRUYETTE & WOODS
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What that really said was that the New York Stock Exchange was really going to go compete, and it was going to open up its markets. Its trading market is going to become more electronic. And that was just the first big thing that I think that John announced. The second, obviously, was the Archipelago deal, which effectively took the New York Stock Exchange and really broadened out its portfolio, and we'll talk a little bit about all the different products we trade in today, as well as our market position. And then, obviously, with the pending deal, going public and taking a lot of the demutualization of the exchange, picking up public investors.

There's a fair amount of transformation that has gone on and is continuing to go on at the Exchange. In addition to that, with the Euronext transaction that we announced, we really want to take a leadership role in transforming the markets globally, and you've heard John speak, you've read about what John's said. You've probably heard me speak, as well, about our role and our leadership role in terms of transforming the global markets, as well.

A little bit on the brand. I think everybody here obviously is familiar with the New York Stock Exchange. We're very happy that when KBW goes public in a couple of weeks, that they are going to be at the New York Stock Exchange, and we look forward to hosting them in a couple of weeks, as well. But I don't think that we need to spend a lot of time in terms of who we are.

By far, we are the biggest marketplace. If you look at the slide on the left, it looks at the market capitalization of all the companies listed at the New York Stock Exchange. That's what that represents. When you compare it to the other markets, you see how much bigger we are. And then, on the right, when a company in the US is actually eligible to list at the New York Stock Exchange -- and, again, we have the highest listing standards -- 90% of the time, they do.

In terms of the marketplace we run, we are by far the most liquid market exchange. And, again, for us, the big thing for us, is that we want to make sure that we are the marketplace where you get the best liquidity, where investors get the best prices, where the volatility is the lowest. And then, again, as you think about it across our product portfolio, we're very well positioned as we think longer term. If you look at the listings business, it's a terrific business. Companies come and list there, they stay there for a long time. It's a great annuity stream.

US GAAP requires that we take initial IPO fees and we amortize it over a period, so what you have is a very stable, recurring set of revenue streams. The market data business is really an output, for the most part, of what you do on the trading side, although we have made great strides in terms of selling our proprietary market data. This is a business that continues to grow and has nice growth prospects. And, obviously, the transaction business, which we think is a tremendous growth vehicle for the New York Stock Exchange Group.

On the liquid marketplace, there's much written about how our business does, but the net of it is that, and, if you saw our earnings results, the business continues to grow. So, in the third quarter of this year, while our market share was down, the volume continued to grow. Our overall growth of 11% was very important. I think it's important to note, I think you may have recognized it, but we have made some pricing changes. So, when the New York Stock Exchange was a not-for-profit organization, there was a very complicated set of pricing in place, which really effectively said that as the market grew, the New York Stock Exchange revenue line did not grow.

So, in the first quarter of this year, under that complicated pricing structure, while the volume was up 13% in the first quarter on the floor of the New York Stock Exchange, our revenue was actually slightly down on the transaction revenue line because of this complicated pricing structure. The first thing we did was, in June, we announced that we eliminated this 2% cap, and what that allows us to do now is actually grow our transaction revenue line as the volume grows.

In terms of on the NASDAQ side of the business, this business is really done on the Archipelago side. You see the business continues to grow. The volume, the overall market volume, was up about 14% in the third quarter. The NYSE Arca volume was up over 20%, and you can see the business continues to grow there.

If you notice the bullet point, we do expect as the NASDAQ liquidity pools consolidate down to one that we will pick up some market share. If you looked at our market share stats, and I know some investors actually look at it, this week, and, again, Monday was the first day they consolidated the Brut pipe into the NASDAQ book. Our market share this week has been more in the 29%-30% range, so we've seen that incremental growth on the NASDAQ side of the business.

On the ETF side, as everybody here knows, this has been a fast-growing business. It's happened over the last five years. It has a compound annual growth rate of about 37% before this year. This year, the growth rate is over 40%. We are the market leader at over r44% market share, and you see that business grows, and our position continues to grow, as well.


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And then on the option business, we bought this business last year on the Arca side from the PCX. When we bought this business, we hadn't really changed the market share so much, and we think that will come now. The first thing we needed to do is go in and stabilize the business. The business lost about $4.5 million on a pretax operating basis through the first three quarters of 2005. We made $4.5 million in the fourth quarter 2005 in that business. The business, what we basically did is we restructured the business. There were 273 employees at PCX when they got there. There's about 100 today.

We changed the financial picture of the business, and then the second thing we did is we took, and launched, a new option platform that we rolled out in August, over 2,000 equity options that have been rolled out to date. We kicked it off with a big sales push two weeks ago, and we're actually starting to see some nice traction there. We've signed up a lot of the big market makers in the system.

What we did is really, really focused on trying to build a system that solved the single biggest need in the options business, which is quote capacity. And so if you think about all the major options exchanges, you either have to pay for incremental quotes, or you have to manage the balance between the number of quotes and the number of orders.

If you look at our system right now, we don't charge for any cancellations, so we're telling the Street to come in and give us all the quotes, that we can take it, and we're not going to penalize you for that. We back that up with a system that we think will support that and a market structure that really promotes much more of a modified flat open book. And so, again, we believe that this business will continue to grow for us, as well as the whole industry growing tremendously, as it has.

And then, finally, what we're really trying to do is really position our two exchanges strategically, which is really -- if you think about where we operate today and think about the listed marketplace today, where today we operate the New York Stock Exchange, which is really the floor and the Hybrid systems, and then in addition to that we run the NYSE Arca side of it. And what we've learned is that the market really is made up of different market segments, and what we're really trying to do is make sure we tailor our product offerings to the specific segments. And you'll see some differences, especially as you get down to the pricing line, but, again, we think that it's well matched against the different kind of market players out there, based on what they're telling us their needs are.

I think, as everybody probably knows here, we are in the middle of rolling out our Hybrid marketplace here. It really consists of four phases, but the real important one that people seem to be looking at is really Phase III. We just started rolling it out the first week of October. What, really, Phase III did really was take off a lot of the restrictions and really allow the business to trade in a much more electronic fashion. There is some incremental functionality in the order types that we have to put in place for Phase IV that will be truly reflective, but, again, we've been very happy with the rollout.

The team at the New York Stock Exchange has done a terrific job in terms of meeting the deadlines and meeting the development specs, if you will, and so we're very comfortable with where things are today. What I'm going to share with you today is actually these are actually the first numbers that we're showing anybody in terms of some of the initial results.

The reason that we have been a little bit reluctant to share just is because, if you think about rolling something out on October 6th, that was two stocks. Today, we're at 126 stocks, but, again, those 126 stocks still only represent about 10% of the volume. And it would have been -- if you were in the middle of October, you still would have been only at about 7% of our volume. So, from our perspective, I think, statistically, there's still a lot of noise. We're actually at the point now where we feel comfortable talking a little bit about what we're finding. And what we're finding is -- and you can see it, some of the important metrics for us is if you look at the percent of the trades that are auto-exed, so these are ones that never touch the floor. They just go automatically through. You see how those percentages have increased.

If you look at the percent of the amount of volume that was auto-exed. If you look at the quoted spreads, which has decreased. Liquidity is a metric of when the thing trades, the level of liquidity at the NBBO. So you see that's increased as well as we've decreased the quoted spread. You see the fill rates, as well, and as well as the percent of time setting or matching the NBBO.

It's important to note, these are pretty good numbers. The one number that isn't on there is market share. I know it's an obvious question. What I would say is that if you actually looked at the stocks and you did it on a weighted average basis, our market share is actually slightly up.

The challenge is that at 10% volume on a phased-in rollout, it's not statistically significant. It's just hard for us to come out and say, okay, our market share is going to definitely be up at this point. We'd like to see a little more data. What we do know is that on a weighted average basis the market share is up slightly in Hybrid. The market share on the Archipelago side, the NYSE Arca platform, is up more significantly.


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The last thing we're doing is we're continuing to broaden out. People ask us all the time about internalization and some of these alternative ATSs, and we have two points. The first point on this one is, first of all, we do believe that investors do better when stocks trade through a price discovery vehicle, so that is number one.

However, the reality is, is the marketplace is dictating that there are places that people want to trade outside of what happens in the quote-unquote, "traditional exchange," and really it's a burden upon us as the place that we want all the trades to happen to come up with new products and make sure we have the functionality. So you've seen us, and I think you've seen press releases, on things we've done in order to try to help us continue to enhance our product portfolio and make sure that we can offer customers the complete package, because our goal is to make sure that all the trading happens at the New York Stock Exchange Group.

As I turn to Euronext, and there's obviously a fair amount written, there will be a lot more written in the fourth quarter, what we're really trying to do here is really work on globalizing the marketplace. Euronext has been extremely attractive. The business has done very, very well. It broadens out both our geography and, importantly, our product lines. It gets us into some pretty attractive businesses, especially on the derivative side of the business. If you think about the size and how the company is going to compare to the other equity marketplaces you'll see that, again, large -- it just continues to enhance our position today.

And in terms of the timing of it, we launched our initial S-4 for SEC review. We received our first-round comments. We've just handed those comments back in to the SEC. It's a little bit of an iterative process, but we do hope to have a final proxy mailed to both our shareholders and the Euronext shareholders later this month. That would allow us to have a vote in December, which is what we've talked about all along, and hope to continue to close the transaction in the first quarter of next year.

As I turn quickly to the financial highlights, I think you've hopefully seen our third-quarter results. The numbers continue to do very well. What we try to do is do all the comparisons on a non-GAAP, pro forma basis, so what we want to do is give you an "as if" basis, so as if the New York Stock Exchange, Archipelago, PCX were together both this year and last year. We think it's a more telling view of the world, in terms of the run rates. But you see here how the business continues to grow and improve, both in terms of great revenue growth, as well as continuing our containment on the costs. And, again, what we really like to see is really focus on driving the operating margin improvement. You see it with the pretax margin improvement.

In terms of where we are in integration, I think you've heard me talk about the $200 million that we talked about in April of 2005 when we announced the deal. We've already achieved the first $100 million. We are basically there on the second $100 million, as well. You see what it's done in terms of our headcount.

What I would say is that we continue to look for more opportunities to be more efficient, and you'll see more stuff coming out of us. I think people saw that we recently announced and yesterday closed the transaction to buy the AMEX stake in SIAC, which is largely a big service provider for us on technology. And then you also, I think, saw the announcement earlier this week about the plan to consolidate our trading rooms.

Our financial position is very, very strong. It is important to note, when you look at cash and investment securities quarter to quarter, to make sure you do the net, and you need to net out the Section 31 fees out of that. As an exchange, we capture those on behalf of the SEC, so depending on the quarter it can be skewed, because you pay them only twice a year, but obviously we report it four times a year, so it's important to do the netting out, and you'll see that continues to grow, as well.

And in terms of milestones, as you think about us as a seven-month-old public company, we feel like we've been pretty busy. So not only did we get our deal done, not only did we do a fairly large secondary offering, we've announced what we would think is a very global and transforming acquisition. We've continued to deliver against the promises we made when we announced our transition. We continue to make tremendous progress against a lot of the internal initiatives that we think will continue to improve our marketplace. And while we know we've done a lot, we know the plate is still pretty full, so we continue kind of work through it, but, again, we're pretty confident and pretty happy with where we are after seven months as a public company, and we think there's a lot more out there.

So, with that, what I'd like to do is open it up for questions. Anybody?


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NOV. 2. 2006 / 7:30 AM ET, NYX - NYSE GROUP AT KEEFE, BRUYETTE & WOODS
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QUESTION AND ANSWER

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RICHARD HERR - KEEFE, BRUYETTE & WOODS


If anybody has a question, I think there's a mike being passed around the room. I'd like to, actually, if I could, take the first question.


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NELSON CHAI - NYSE GROUP - EVP AND CFO


Sure.


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RICHARD HERR - KEEFE, BRUYETTE & WOODS


I'm not sure if you can bring the slide back up about the execution statistics, but in terms of -- sorry, in terms of the fill rates and in terms of the specialist participation, what are the trends you're seeing down on the floor? And how well has -- I mean, clearly, it looks like, obviously, the Hybrid is demonstrating that it can be successful. What's been the reception from the floor community? What's been the reception from the broker-dealer community.


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NELSON CHAI - NYSE GROUP - EVP AND CFO


I think you have to -- it depends who you're talking about, right? So when you talk floor community for us, it's a lot of different constituents. I think the specialists actually have been very positive on it and so you can -- Michael LaBranche is going to be speaking here later. You should ask him. But I think they're a good example of a firm that has taken advantage of it. I think Michael has a great technology team working on it, and I hope -- and you guys should ask this, because I haven't, but I would think he would say that it's actually working very well.

I think there are some people on the floor that probably don't like it as much, and those would be some of the more traditional floor brokers that are having a harder time getting business done. And so when you go through change, change can work both ways. What we're seeing is the number of keystrokes has been eliminated tremendously. The amount of interaction, as you can tell just from those stats there, in manual mode, is a lot lower. But, again, this is 126 stocks that a month ago was half of that and it's 10% of overall volume. So there's still more information and more data to be seen.

GARY STEIN - NYSE GROUP - VP AND HEAD OF INVESTOR RELATIONS

I would also highlight, just looking at the statistics, that 91% of our trades are auto executed and 80% of our volume is auto executed, but the converse of that, you can look at that and say that 9% of our trades are not auto executed, representing 20% of our volume. So there is still very vibrant floor activity, still a very active crowd, with respect to the trading in our stocks. So I think we're very pleased with the statistics and really I think that further demonstrates that Hybrid is working.


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NELSON CHAI - NYSE GROUP - EVP AND CFO


The other thing I would add is that what you're seeing in October is the actual volumes at the NYSE Group composite have increased significantly. So if you think about some of the other electronic moves, if you will, right, when CME made their move on euro-dollar, it's not like the activity on the floor changed so much, it's just the electronic portion just picked up. So the percentage changed, certainly, but today there's still a number of folks who show up for the opening and close and do business all day on the floor. It's just that the electronic portion has increased significantly now, if you will.


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RICHARD HERR - KEEFE, BRUYETTE & WOODS


Just one quick follow-up. The 73.5% pre-Hybrid and the 80.5% -- I'm not sure if everybody can see that, pre and since Hybrid, is that a -- you're describing it as a fill ratio. Is that a fair proxy to how we should think about maybe, give or take a few percentage points around, as market share?


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NELSON CHAI  - NYSE GROUP - EVP AND CFO


No, you wouldn't use it as market share. You would use those as times setting NBBO. So, today, without Reg NMS, things can trade in other marketplaces and market venues, but to the extent people comply, and if you're the highest in terms of times setting the NBBO, that should correlate in terms of where market share migrates. And, again, those numbers are just on the NYSE side. They don't include NYSE Arca as well, but that's where I would view it. Today, it's less relevant, because things can execute, because the trade rule doesn't really --


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GARY STEIN - NYSE GROUP - VP AND HEAD OF INVESTOR RELATIONS


I would just highlight, looking at fill rate and liquidity, in fact, fill rate is up. Really, what fill rate represents is what percent of your order is getting filled at the NYSE. So I think seeing the fill rate go up, fill rates were already very high, the fact that they continue to grow under Hybrid is, again, just a testament to the quality of the Hybrid model, the quality of the market. But it also speaks to the depth of our market, especially when you look at that in combination with liquidity and the fact that liquidity is up as well. So I think when we look at liquidity and fill rate together, growing, it again speaks to the fact that the market statistics, the market quality, again, which was already very, very strong at the NYSE, just continues to grow under Hybrid.


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RICHARD HERR - KEEFE, BRUYETTE & WOODS


Questions from the room?


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UNIDENTIFIED AUDIENCE MEMBER


[Inaudible question - microphone inaccessible]. As Reg NMS does get more fully implemented in February, and as you turn on phases three and four here, it seems -- isn't it a reasonable assumption that you will start to take back some of that share that you have initially lost to some of your competitors, like NASDAQ?


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NELSON CHAI  - NYSE GROUP - EVP AND CFO


We would hope so, right, and certainly what we're doing is doing that. And then the other thing we're trying to do is really using NYSE Arca platform, because there are a number of people out there, especially in the over-the-counter world, that have these small black boxes that trade at light speed, basically, and they really trade for the liquidity rebate, and so we tried to position the platform to go capture that, as well. So, hopefully, between the two of them, we do think that we have a pretty competitive product offering, assuming things continue down this path, yes.


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UNIDENTIFIED AUDIENCE MEMBER


Just wondering, that question, and your presentation and NASDAQ's presentation seems like an awful lot of focus on the one or two points of share that you guys are trying to steal from each other and you both seem immensely proud when you take a point. It seems like, even from your presentation, though, is the much more important thing is globalization, adding products. To the bottom line is one point, or two points or five points of share going to mean a lot? Or is it getting into options and cross-border and all that kind of good stuff?


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NELSON CHAI  - NYSE GROUP - EVP AND CFO


Yes, I guess first of all, in terms of our responding to NASDAQ, it's a little bit because we need to. And so if you had seen our secondary presentation, I don't think we had them on one slide. If you'd seen their's, we are on every single one of their slides, and it's almost like they're one of those colleges out in a different part of the country that has the t-shirt "XYZ College, the Harvard of whatever region of the world they're in". And so we seem to be on every single one of their slides. They seem to put out a press release every time Bob Greifeld does something okay. So we don't necessarily want to do that, and we don't.

What we're doing is executing against our plan, and we will do that. Now, that being said, there is a fair amount written about Hybrid. There is a fair amount of people watching it. This is actually the first time we're talking about it, so we do have to talk about it. If you looked at my slides, the big focus is really on volumes. We think the story is really a volume story.


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If you look across all the different businesses, the overall market volume increase in the third quarter is up 14% on the over-the-counter side of the business. It was up 16% on the AMEX side of the business. It was up 22% on the NYSE-listed side of the business and it was up over 30% on the options side of the business. So our volumes grew over 20% in over-the-counter business. It grew 11% on the NYSE side of the business. You saw it grow 40% in the options business. We think the tremendous story is really on the volume side of the story, because it's not -- okay, that's number one.

That being said, it is important that we have something out there that's competitive. We think, over time, while, yes, more of my focus day to day is really on working through Euronext, figuring out strategically what we're doing, it is important that we also kind of make sure we get everything right along the way. Because, what we wouldn't want to do is get down the path and figure out that our business back here in the US was hurt, and so it's important for us to do both, frankly.

And it's also important for us to do some of the smaller deals that you see us doing on that. It shores up our product line to make sure that we're offering the customers a single place to trade, and that's what we're focused on. Every day, you pick up the newspaper, every day you read about, and then I have to answer questions about, this bank made an investment in this alternative or this happened up here, and so we do have to respond to it a little bit. But, yes, we are actually much more focused on the long term. And we're much more focused on doing what we have to do.

You'll see more stuff that comes out of us, but it's more just because of stuff we're working on for the long term, setting things right. But, again, for us, the story is really a volume story. We think the volume's going to continue to explode, especially in the post-Hybrid world. And then for us it's continuing to broaden out our product line. And you'll see us do more stuff globally, both in terms of geography, as well as products, so, yes.


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UNIDENTIFIED AUDIENCE MEMBER


It may be too early to tell, but are you seeing anything in your numbers that would show a change in Arca versus Hybrid volume, given that Hybrid now is more Arca-like, and so folks that are agnostic, i.e., the electronic traders out there, might be trading differently.

It's a multipart question, sorry, but does the fee structure being different with Arca and the Hybrid stocks have anything to do with that? And, finally, what does that bode for billable, non-billable fee structure as it currently exists?


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NELSON CHAI  - NYSE GROUP - EVP AND CFO


Well, I guess what I would say on all of that is that it's a little early to tell. So, in October, we launched Hybrid, and again, as we sit today, it's about 10% of our volume, 126 stocks. We have over 2,700 listed companies at the Exchange. The Arca fee structure change, effective October 1st as well. Our large competitor in the over-the-counter world is going to a consolidation of pipes, so there's a lot of moving puts and takes in the month of October itself. It's hard to settle it out.

Yesterday, our market share in over-the-counter stocks was 30%, which as anybody who watches the business -knows is particularly high, is where it is, but you can't get too excited over one day. And so, again, I think there's just too much noise in the month of October because of the little data that we have still on Hybrid, right, that's out there today, and some changes that are going on.

We do think that the businesses will migrate towards the different customer bases. If you went and looked on NASDAQ's website to see who their big customers are, there would be names there you don't recognize. Because, what they do is they trade so fast, and a lot of them do trade for the rebate. And we've been out trying to talk to them, and we've been out -- and Jerry Putnam, specifically, has been talking to more customers, and we see an impact as we see a pretty good correlation between when Jerry talks to customers and our market share.

And so we'll continue to do that, but, again, I don't want anybody to walk out of here with a specific conclusion from me, if you will. We like how it's working right now, but we are cautiously optimistic.


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UNIDENTIFIED AUDIENCE MEMBER


Are you trying to steer people, your customers, in one direction or the other by having a different fee structure for Arca versus Hybrid?


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NELSON CHAI  - NYSE GROUP - EVP AND CFO


We would be happy if everybody came to the New York Stock Exchange and gave us all your business, period, right?


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UNIDENTIFIED AUDIENCE MEMBER


I mean, but, like, one's cheaper than the other, so --


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NELSON CHAI - NYSE GROUP - EVP AND CFO


But there's a significant part of the Street, and largely the big sell-side firms, what they want is, they are net liquidity takers, so they want the cheapest place to take liquidity, and that's the New York Stock Exchange. And so we think that they will continue to come through there. We've talked to them about, in terms of the performance specs of hybrid, because you know one of their concerns, especially, if you're working on that platform, is the speed. And they all seem to be comfortable with where we're spec'ing out today. And they like the fact that we are a cheap place to take liquidity.

For some of these other small, little black-box ones, they're liquidity providers. They want a marketplace that they can fill posts, and the market is big enough and there's enough interaction between them, they actually both can do fine and do well, and that's why we're positioned the way we are.


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RICHARD HERR - KEEFE, BRUYETTE & WOODS


 More questions from the room?


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RICHARD HERR - KEEFE, BRUYETTE & WOODS


Actually, if I could just ask a follow-up to that, maybe on the fee structures, don't necessarily have to comment on what you may or may not be doing, but if you could maybe talk a little bit about what are the regulatory impediments to being able to offer a unified pricing, if, hypothetically, that were the direction that you were looking to go?


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NELSON CHAI  - NYSE GROUP - EVP AND CFO


 When you say unified, unified --?


--------------------------------------------------------------------------------
RICHARD HERR - KEEFE, BRUYETTE & WOODS


Meaning that Archipelago and NYSE would be charging the same to take liquidity or rebate.


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NELSON CHAI  - NYSE GROUP - EVP AND CFO


We could today, and the SEC has actually been pretty good about letting exchanges file effective, effective on filing. What you can't do is you can't discriminate, so, a for instance is that we have to make sure that when we offer a filing out there that it is fair to everybody, that everybody understands what it is, and you have to post it.

So, right now, we're in a situation where NASDAQ, last month, they came out with a filing that had this huge penalty if you didn't provide any liquidity, and the only people really impacted by that were us and the other exchanges. And the SEC actually stopped that, because they realized that that was -- at least, temporarily. And then, yesterday, they filed effective yesterday a new pricing scheme on it as well that talked about if you take liquidity and you don't provide liquidity as well.


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So I think they're going to learn how to operate as an exchange, because they've just become one last month, but you have to be very fair and very open, but there's nothing to necessarily limit the extent that we couldn't price the same or possibly unified.


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UNIDENTIFIED AUDIENCE MEMBER


[Inaudible question - microphone inaccessible].


--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - EVP AND CFO


Correct.


--------------------------------------------------------------------------------
UNIDENTIFIED AUDIENCE MEMBER


Is that correct in --?


--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - EVP AND CFO


Yes.


--------------------------------------------------------------------------------
UNIDENTIFIED AUDIENCE MEMBER


Do you think you can bring that down?


--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - EVP AND CFO


Yes, the question was on Hybrid, specifically, that are we operating around 300 milliseconds, and the answer is yes, that's where we are today. When they spec'd out the project, that's what they were looking to get towards. So people understand there, that is a lot slower, though, on the exchange versus what happens both at NASDAQ and NYSE Arca. Both of those platforms are sub five milliseconds. And so it had to do with just the complexity of our marketplaces, but, again, at those speed levels, it is important to note that most customers have been very happy with the improved latency, if you will, or lack of latency, so the ACT times are down dramatically versus what they used to be in terms of executing trades on the exchange.

At 300 milliseconds, it seems to be at an acceptable level, if you will, for the customers that we're targeting in those segments. Obviously, we'll continue to work to try to improve the speed, if you will, but that actually is the number. There are some customers that, for right or wrong, want it super fast, and for them they go to NYSE Arca and some of them go to NASDAQ.


--------------------------------------------------------------------------------
UNIDENTIFIED AUDIENCE MEMBER


Hi.


--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - EVP AND CFO


How are you?


--------------------------------------------------------------------------------
UNIDENTIFIED AUDIENCE MEMBER


Good. You've made some comments about clearing and the DTCC versus the futures side. Can you maybe flesh that out a little bit? Do you expect that futures clearing may be mutualized, or is there chance that DTCC on that side might be a big for-profit business, or does that stay sort of as is?


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NELSON CHAI  - NYSE GROUP - EVP AND CFO


Well, I guess, first of all, Jamie's question had to deal with post trade settlement, and in the US cash equities and the US options world, it gets settled by a third party that's owned by all the broker dealers, so it's DTCC and OCC. In the futures world, that's not the case. So the Chicago Mercantile Exchange is the clearer of choice, if you will, for the products at the Merc and also at the CBOT. And so his question is, is how we think that's going to evolve over time?

And I guess it's really a question not for me, but I do believe that, as the Merc and Board of Trade go through their process, I think clearing will be something they look at. I think it's a terrific deal for both companies, if you will, competitively, for themselves. It's really not up to me, it's up to other people that aren't me, and so that's probably okay.

But I think my perspective, I think customers do, investors do, do better when the exchange doesn't control post trade settlements, but, again, it's not my call. But I do think this is something that will get looked at as that deal progresses.


--------------------------------------------------------------------------------
RICHARD HERR - KEEFE, BRUYETTE & WOODS


Any more questions from the room? Maybe just one last one. I can't help myself. You've announced new pricing for Archipelago. You're rebating $0.30 a 100 -- sorry, $0.20 a 100. Your charge to take is 30. Maybe you can walk us through kind of the thinking. You were talking a little bit about targeting certain customers in your comments. Is there any desire or thoughts about maybe providing a rebate on the New York Stock Exchange side of the business, and if you haven't so far, kind of why not?


--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - EVP AND CFO


Well, again, if you're talking to the people who are using the New York Stock Exchange, they want a place where they can take liquidity cheap and they want surety of sale, and so our pricing reflects that. The NYSE Arca's pricing really is what we do on the over-the-counter side, as well, and I think a lot of the customers who are big users over there like that. That's already priced that way. I don't know that we would change our pricing regarding -- between the two platforms -- that dramatically at this point, no. I think our volumes that come out every month -- October was a good month, so I think that will come out very shortly and you'll see we continue to make traction both in the over-the-counter side, as well as the NYSE-listed side, with the Arca platform, and so the business is doing well.

I think we have to follow up with a very good sales effort, talk about what we're doing, which we've been doing and been successful at and we're starting to see some pretty good results.


--------------------------------------------------------------------------------
RICHARD HERR - KEEFE, BRUYETTE & WOODS


Thank you. Nelson, I would like to thank you for your time this morning and I'd like to thank everybody for their questions.


--------------------------------------------------------------------------------
NELSON CHAI  - NYSE GROUP - EVP AND CFO


You bet. Thanks for coming this early.



                                      * * *


CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this document contains forward-looking statements, which involve a number of risks and uncertainties. NYSE Group, Inc. ("NYSE Group"), Euronext N.V. ("Euronext") and NYSE Euronext, Inc. ("NYSE Euronext") caution readers that any forward-looking information is not a guarantee of
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combination transaction involving NYSE Group and Euronext, including estimated revenue and cost synergies, NYSE Euronext's plans, objectives,

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                                 SECURITIES BROKERAGE CONFERENCE
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expectations and intentions and other statements that are not historical facts.
Additional risks and factors are identified in NYSE Group's filings with the U.S. Securities Exchange Commission (the "SEC"), including its Report on Form 10-K for the fiscal year ending December 31, 2005 which is available on NYSE Group's website at http://www.nyse.com and the SEC's website at SEC's Web site
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information, future events or otherwise.

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regarding future events. The estimates and assumptions underlying the
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Neither NYSE Group nor Euronext intends to update or otherwise revise the
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Furthermore, neither NYSE Group nor Euronext intends to update or revise the
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ADDITIONAL INFORMATION ABOUT A PENDING TRANSACTION

In connection with the proposed business combination transaction between NYSE
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INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FINAL PROXY
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PROSPECTUS REGARDING THE PROPOSED BUSINESS COMBINATION TRANSACTION, IF AND WHEN
SUCH DOCUMENTS BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT
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shareholder circular prospectus, and exchange offer prospectus, if and when such documents become available, and other related documents filed by NYSE Group and
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